Exhibit 5

TELEPHONE: 1-310-712-6600 FACSIMILE: 1-310-712-8800 WWW.SULLCROM.COM	1888 Century Park East Los Angeles, California 90067-1725 NEW YORK • PALO ALTO • WASHINGTON, D.C. FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

March 6, 2017

Key Energy Services, Inc.,

1301 McKinney Street, Suite 1800,

Houston, Texas 77010.

Ladies and Gentlemen:

We have acted as counsel to Key Energy Services, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission on the date hereof under the Securities Act of 1933 (the “Act”). The Registration Statement relates to the sale from time to time by certain selling stockholders of up to an aggregate of 6,084,637 shares of common stock (the “Shares”), par value $0.01 per share. The Shares were issued pursuant to the Joint Prepackaged Plan of Reorganization of the Company and its Debtor Affiliates, as confirmed by the United States Bankruptcy Court for the District of Delaware on December 6, 2016.

In connection with the Registration Statement, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that the Shares have been validly issued and are fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Shares.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the

Key Energy Services, Inc.	-2-

Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP